Exhibit 99.1

Griffon Corporation Announces Closing of $150 Million Add-On Offering of Senior Notes

NEW YORK, NEW YORK – June 22, 2020 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced the closing of its previously announced add-on offering of $150 million aggregate principal amount of its senior notes due 2028 (the “New Notes”), in an unregistered add-on offering through a private placement. The New Notes were issued under the same indenture (the “Indenture”) pursuant to which Griffon previously issued $850 million in aggregate principal amount of its 5.75% Senior Notes due 2028 (the “Existing Notes”). The New Notes offered by Griffon have identical terms to the Existing Notes, other than the issue date and the issue price. The New Notes will be treated as a single class of notes with the Existing Notes for all purposes under the Indenture, but will not be fungible with or have the same CUSIP and ISIN numbers as the Existing Notes unless and until such time as the New Notes are exchanged for additional Existing Notes pursuant to the terms of a registration rights agreement. The New Notes are senior unsecured obligations of Griffon and are guaranteed by certain of its domestic subsidiaries. The New Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

Griffon intends to use the proceeds from the offering, together with cash on hand, to (i) redeem $150 million of its 5.25% senior notes due 2022 Notes (the “2022 Notes”), which represents all of the outstanding 2022 Notes, and (ii) pay certain related fees and expenses, including accrued interest on the 2022 Notes. On June 8, 2020, an irrevocable notice of redemption for the remaining $150 million of 2022 Notes was delivered to the trustee under the Indenture, providing for the redemption of such 2022 Notes on July 8, 2020.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311